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Exhibit 99.3

ELANCO ANIMAL HEALTH INCORPORATED

Offer to Exchange

$500,000,000 principal amount of 3.912% Senior Notes due 2021, registered under the Securities
Act of 1933, for any and all outstanding 3.912% Senior Notes due 2021

(CUSIP Nos. 28414H AA1 and U2541F AA3)

$750,000,000 principal amount of 4.272% Senior Notes due 2023, registered under the Securities
Act of 1933, for any and all outstanding 4.272% Senior Notes due 2023

(CUSIP Nos. 28414H AC7 and U2541F AC9)

$750,000,000 principal amount of 4.900% Senior Notes due 2028, registered under the Securities
Act of 1933, for any and all outstanding 4.900% Senior Notes due 2028

(CUSIP Nos. 28414H AB9 and U2541F AB1)

Pursuant to the Prospectus dated                , 2019

        THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                , 2019, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions:

        We are enclosing herewith the materials listed below relating to the offers by Elanco Animal Health Incorporated, an Indiana corporation (the "Company"), to exchange (i) up to $500,000,000 aggregate principal amount of the Company's 3.912% Senior Notes due 2021 (the "2021 Exchange Notes") for any and all of the Company's outstanding unregistered 3.912% Senior Notes due 2021 (the "2021 Original Notes"); (ii) up to $750,000,000 aggregate principal amount of the Company's 4.272% Senior Notes due 2023 (the "2023 Exchange Notes") for any and all of the Company's outstanding unregistered 4.272% Senior Notes due 2023 (the "2023 Original Notes"); and (iii) up to $750,000,000 aggregate principal amount of the Company's 4.900% Senior Notes due 2028 (the "2028 Exchange Notes" and together with the 2021 Exchange Notes and the 2023 Exchange Notes, the "Exchange Notes") for any and all of the Company's outstanding unregistered 4.900% Senior Notes due 2028 (the "2028 Original Notes" and together with the 2021 Original Notes and the 2023 Original Notes, the "Original Notes"), upon the terms and subject to the conditions set forth in the Company's prospectus, dated                , 2019 (the "Prospectus") and the related Letter of Transmittal (which, together with the Prospectus constitute the "Exchange Offers").

        Enclosed herewith are copies of the following documents:

  1.
  Prospectus;

  2.
  Letter of Transmittal;

  3.
  Notice of Guaranteed Delivery; and

  4.
  Letter which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offers.

        We urge you to contact your clients promptly. Please note that the Exchange Offers will expire on the Expiration Date unless extended.

        The Exchange Offers are not conditioned upon any minimum number of Original Notes being tendered.

        The Company will not pay any fee or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offers. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

        Additional copies of the enclosed material may be obtained from the Exchange Agent at its address set forth on the cover of the Letter of Transmittal.

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  Exhibit 99.3
ELANCO ANIMAL HEALTH INCORPORATED